SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 18, 2005 (November 1, 2004)
Date of Report (Date of earliest event reported)

AVAX TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-29222	13-3575874
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2000 Hamilton Street
Suite 204
Philadelphia, PA 19130
(Address of principal executive offices)

(215) 241-9760
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into a Material Definitive Agreement.

(a)	Richard P. Rainey Employment Agreement.

        In December 2004, the Company executed a new Employment Agreement with Richard P. Rainey, which supersedes all prior employment agreements and letters with Mr. Rainey. The new Employment Agreement is effective as of April 1, 2004, which is the date that his prior employment agreement expired. Pursuant to the terms of the Employment Agreement, Mr. Rainey continues to serve as President of the Company. The initial term of the Employment Agreement expires March 31, 2007.

        Under the terms of the Employment Agreement, Mr. Rainey receives a current annual base salary of $200,000 and is entitled to receive a discretionary annual incentive bonus targeted to be 30% of his base salary. Under the new Employment Agreement, we granted Mr. Rainey an option to purchase 250,000 shares of common stock under the Company’s 2001 Stock Option Plan at an exercise price of $0.125 per share. All such options vest at a rate of 1/16 per quarter over a four-year period, and are exercisable for a period of seven years from their grant date. Mr. Rainey is also entitled to additional stock options at the sole discretion of our Board of Directors.

        The Employment Agreement provides that Mr. Rainey is to receive a lump sum payment equal to two times his Base Salary upon termination of his employment following a Change in Control, as defined in the Employment Agreement. Upon termination for any reason other than, (i) following a Change of Control, (ii) due to Mr. Rainey’s death or to his disability, (iii) by us for “just cause,” or (iv) by Mr. Rainey for “good reason,” then we are required to pay Mr. Rainey, as his sole damages for his termination, a lump sum payment equal to his annual base salary. Such amount will not be set-off against amounts earned from alternative employment. In addition, any stock options granted to Mr. Rainey will thereupon become immediately vested. If, at any time prior to March 31, 2007, (i) Mr. Rainey’s employment is terminated by us with “just cause,” (ii) Mr. Rainey terminates his employment for “good reason,” or (iii) Mr. Rainey’s employment is terminated due to death or disability, we are required to pay Mr. Rainey, or his estate, his base salary accrued but unpaid as of the date of termination.

        The Employment Agreement also contains a two-year covenant not to compete (assuming Mr. Rainey is dismissed for cause), a three-year covenant not to disclose confidential information and an 18-month non-solicitation agreement.

(b)	Dr. David Berd Employment Letter.

        Effective November 1, 2004, the Company entered into an Employment Letter with Dr. David Berd, under which Dr. Berd was named the Company’s Chief Medical Officer. Dr. Berd is the inventor of the AC Vaccine technology that the Company licenses from Thomas Jefferson University (TJU). Dr. Berd has worked closely with the Company as a tenured professor at TJU and a consultant to the Company during the 10 year period in which the Company has had the AC Vaccine in development. Dr. Berd’s initial employment term with the Company is for six months, running through April 30, 2005. Any agreement to extend Dr. Berd’s employment beyond April 30, 2005 will be completed no later than 60 days prior to the scheduled end of Dr. Berd’s initial employment period.

        Under the terms of the Employment Letter, Dr. Berd receives a current annual base salary of $180,000 per year, payable pro rata for any partial calendar year for which the Company employs Dr. Berd. Pursuant to this Employment Letter, Dr. Berd was granted an option under the Company’s 2001 Stock Option Plan to purchase 200,000 shares of common stock exercisable for seven years at an exercise price equal to $0.22 per share, which was the market value of the common stock as of the effective date of the Employment Letter. The option vests at the rate of 25% per quarter until the first anniversary of the effective date.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed as part of this Report:

Exhibit No.	Description

10.1	Employment Agreement between AVAX Technologies, Inc. and Richard P. Rainey dated as of April 1, 2004.

10.2	Employment Letter between AVAX Technologies, Inc. and Dr. David Berd dated as of November 1, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAX TECHNOLOGIES, INC.
Date: March 18, 2005.	By:	/s/ Richard P. Rainey

Name: Richard P. Rainey Title: President